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                                                                Exhibit No. 99.3

TO: HOLDERS OF 7 5/8% NOTES DUE 2011 OF CARPENTER TECHNOLOGY CORPORATION

            Carpenter Technology Corporation is offering to exchange (the "Exchange Offer") up to $100,000,000 of its newly registered 7 5/8% Notes due 2011 (the "New Notes") for its outstanding 7 5/8% Notes due 2011 (the "Existing Notes").

            Briefly, you may either:

                  a. Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

                  b.  Retain your Existing Notes.

            All tendered Existing Notes must be received on or prior to , 2001 at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

            Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (651) 244-8161 or write U.S. Bank Trust National Association, Corporate Trust Services, P.O. Box 64485, St. Paul, Minnesota 55164-9549.